Exhibit 99.1

Contact:
Paul Nungester

EVP and CFO 419.785.8700

PNungester@yourpremierbank.com

FOR IMMEDIATE RELEASE

PREMIER FINANCIAL CORP. ANNOUNCES FIRST QUARTER 2022 RESULTS

INCLUDING STRONG LOAN GROWTH

First Quarter 2022 Highlights

•
Loan growth of $132.4 million excluding PPP (up 10.1% annualized) including $97.4 million for commercial loans (up 11.0% annualized)
•
Deposit growth of $35.2 million (up 2.2% annualized)
•
Net interest income (tax equivalent) of $58.1 million or $53.7 million excluding PPP and marks, up 2.4% and 7.5%, respectively, from 2021 first quarter
•
Asset quality improved with non-performing assets down to 0.63% of assets, classifieds down to 1.0% of loans and delinquencies down to 0.1% of loans
•
Service fee income of $6.0 million, up $0.5 million or 9.7% from 2021 first quarter
•
Completed 0.8 million shares of buybacks for $24.2 million
•
Declared dividend of $0.30 per share, up 15.4% from prior year comparable period

DEFIANCE, OHIO (April 26, 2022) – Premier Financial Corp. (Nasdaq: PFC) (“Premier” or the “Company”) announced today 2022 first quarter results. Net income for the first quarter of 2022 was $26.4 million, or $0.73 per diluted common share, compared to $41.0 million, or $1.10 per diluted common share, for the first quarter of 2021. The year-over-year comparison is primarily impacted by fluctuations in the provision for credit losses, mortgage banking income and securities gains/losses, which is summarized as follows and discussed further below.

	First quarter 2022			First quarter 2021
Item	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS
Provision benefit (expense)	($935,000)	($739,000)	($0.02)	$6,963,000	$5,500,000	$0.15
Mortgage banking income	$4,252,000	$3,359,000	$0.09	$10,533,000	$8,321,000	$0.22
Security gains (losses)	($643,000)	($508,000)	($0.01)	$2,126,000	$1,680,000	$0.05

“A very solid start for 2022 with excellent new business activity resulting in double digit core loan growth on an annualized basis,” said Gary Small, President and CEO of Premier. “Core commercial growth totaled 11% for the quarter and was the second consecutive quarter of core commercial growth in excess of 10%. Consumer lending was also on the move growing over 18% annualized for the quarter. We were pleased to see meaningful growth contributions from each of our nine markets.”

Quarterly results

Strong loan growth

Gross loans receivable were $5.39 billion at March 31, 2022, compared to $5.30 billion at December 31, 2021. Loans related to the Paycheck Protection Program (“PPP”) were $18.7 million at March 31, 2022, compared to $58.9 million at December 31, 2021. Gross loans receivable increased $92.2 million on a linked quarter basis despite a $40.2 million decrease in PPP loans. Excluding PPP, loans grew $132.4 million organically, or 10.1% annualized. Commercial loans excluding PPP increased $97.4 million from December 31, 2021, or 11.0% annualized.

Net interest income up compared to first quarter of 2021

Net interest income of $57.9 million in the first quarter of 2022 was up from $56.5 million in the first quarter of 2021. The increase over the prior year’s first quarter was attributable to higher securities, non-PPP loan growth and a 13 basis point decrease in average cost of funds. Net interest margin was 3.44% for the first quarter of 2022, up from 3.41% in the fourth quarter of 2021, and up from 3.43% in the first quarter of 2021. Yield on interest-earning assets was 3.62% in the first quarter of 2022, up from 3.61% in the fourth quarter of 2021. Loan yields of 4.11% in the first quarter of 2022 were consistent with 4.11% in the fourth quarter of 2021. Total cost of funds decreased three basis points in the first quarter of 2022 to 0.18% from the fourth quarter of 2021, while the total cost of interest-bearing liabilities decreased three basis points to 0.25%. The 2022 first quarter results include the impact of acquisition marks and related accretion for the UCFC acquisition. Interest income includes $491,000 of accretion and interest expense includes $246,000 of accretion. Interest income for the first quarter also includes $3.6 million on average balances of $32.9 million for PPP and only $0.2 million of fees remain unrecognized as of March 31, 2022. Excluding the impact of acquisition marks accretion and PPP loans, net interest income would be $53.7 million, up 7.5% from $50.0 million in the first quarter of 2021 and up 1.1% from $53.2 million in the fourth quarter of 2021. Additionally, net interest margin would be 3.20% for the first quarter of 2022 compared to 3.25% for the first quarter of 2021 and 3.21% for the fourth quarter of 2021..

Non-interest income down from first quarter of 2021

Premier’s non-interest income in the first quarter of 2022 was $16.9 million, compared with $26.3 million in the first quarter of 2021. Total mortgage banking income was $4.3 million in the first quarter of 2022, compared with $10.5 million in the first quarter of 2021. Mortgage gains were $2.5 million in the first quarter of 2022, compared with $5.6 million in the first quarter of 2021 with the change due to lower production, compressed margins, lower saleable mix and less favorable marks on the in-process portfolio. Mortgage loan servicing revenue of $1.9 million in the first quarter of 2022 was consistent with $1.9 million in the first quarter of 2021. Amortization of mortgage servicing rights was $1.4 million in the first quarter of 2022 compared with $2.3 million in the first quarter of 2021. Premier also had a positive change in the valuation adjustment for mortgage servicing assets of $1.2 million in the first quarter of 2022 compared with a positive adjustment of $5.3 million in the first quarter of 2021.

For the first quarter of 2022, service fees and other charges were $6.0 million, up 9.7% from $5.5 million in the first quarter of 2021 primarily due to higher consumer account and interchange related fees. This was mostly offset by a combined $0.5 million decrease in wealth management and insurance commissions. Insurance revenues included $1.1 million of contingent commissions in the first quarter of 2022, consistent with $1.1 million in the first quarter of 2021. BOLI income decreased $0.2 million from the first quarter of 2021, primarily due to $0.3 million of claim gains in the first quarter of 2021. Securities losses were $0.6 million in the first quarter of 2022 from decreased valuations in our trading securities portfolio compared to $2.1 million of gains in the first quarter of 2021, comprised of $0.5 million from securities sales and $1.6 million due to increased valuations in our trading securities portfolio.

“Residential mortgage results for the quarter were stronger than anticipated given the volatile rate environment,” said Small. “Application activity remained robust in Q1 and gain on sale was under pressure as anticipated, but offset by additional contributions coming from the expansion of our residential lending team. We added 14 new lenders during the quarter including an expansion into the Ann Arbor market. We are well positioned to make the most of the opportunities for 2022 and beyond.”

Non-interest expenses up from first quarter of 2021

Total non-interest expense was $41.3 million in the first quarter of 2022 compared with $38.8 million in the first quarter of 2021. Compensation and benefits were $25.5 million in the first quarter of 2022, compared to $22.0 million in the first quarter of 2021. The year-over-year increase was due to the combination of higher costs related to higher staffing levels for our growth initiatives, continued higher healthcare benefit costs and lower deferred costs related to lower residential mortgage production. All other expenses including occupancy, deposit insurance premiums, financial institution taxes, data processing, intangibles amortization and other costs decreased by $1.0 million compared to the first quarter of 2021.

“Quarterly expense growth was anticipated versus first quarter 2021,” said Small. “We invested in revenue producing initiatives and certainly feel the positive effect in our production. Our efficiency ratio was on track with internal expectations for the quarter, running higher than the full year expectation as is generally the case in Q1.”

Credit quality

Non-performing assets totaled $47.6 million, or 0.63% of assets, at March 31, 2022, a decrease from $48.2 million at December 31, 2021, and from $49.4 million at March 31, 2021. Loan delinquencies decreased to $7.6 million, or 0.1% of loans, at March 31, 2022, from $12.3 million at December 31, 2021, and from $9.5 million at March 31, 2021. Classified loans totaled $60.3 million, or 1.0% of loans, as of March 31, 2022, a decrease from $69.5 million at December 31, 2021, and from $114.6 million at March 31, 2021.

The 2022 first quarter results include net loan recoveries of $0.1 million and a total provision expense of $0.9 million, compared with net loan recoveries of $0.2 million and a total provision credit of $7.0 million for the same period in 2021. The current year provision is primarily due to loan growth whereas the prior year provision was primarily due to the improving economic environment following the COVID-19 pandemic-induced economic recession and reserve increase in 2020. The allowance for credit losses as a percentage of total loans excluding PPP and including unaccreted acquisition marks was 1.34% at March 31, 2022, compared with 1.37% at December 31, 2021, and 1.69% at March 31, 2021. The continued economic improvement after the 2020 pandemic-related downturn has led to the year-over-year decrease in the allowance percentages.

“We again experienced improving asset quality with decreases in delinquencies, non-performing assets and classified loans again this quarter,” said Paul Nungester, CFO of Premier. “Our enhanced asset quality helped support a lower coverage level with the overall expense level being driven by our strong core loan production.”

Total assets at $7.59 billion

Total assets at March 31, 2022, were $7.59 billion, compared to $7.48 billion at December 31, 2021, and $7.53 billion at March 31, 2021. Gross loans receivable were $5.39 billion at March 31, 2022, compared to $5.30 billion at December 31, 2021, and $5.46 billion at March 31, 2021. At March 31, 2022, gross loans receivable decreased $71.4 million from a year ago due to a $425.1 million decrease in PPP loans. Excluding PPP, loans grew $353.8 million organically, or 7.1% from a year ago. Commercial loans excluding PPP increased $259.1 million from March 31, 2021, to 2022, or 7.6%. Securities at March 31, 2022, were $1.23 billion, compared to $1.22 billion at December 31, 2021, and $0.93 billion at March 31, 2021. Also, at March 31, 2022, goodwill and other intangible assets totaled $340.6 million compared to $342.1 million at December 31, 2021, and $346.7 million at March 31, 2021, with the decrease attributable to intangibles amortization.

Total deposits at March 31, 2021, were $6.32 billion, compared with $6.28 billion at December 31, 2021, and $6.35 billion at March 31, 2021. At March 31, 2022, total deposits grew $35.2 million organically, or 2.2% annualized from the prior quarter.

Total stockholders’ equity was $0.94 billion at March 31, 2022, compared to $1.02 billion at December 31, 2021, and $1.00 billion at March 31, 2021. The quarterly decrease in stockholders’ equity was primarily due to a decrease in accumulated other comprehensive income (“AOCI”) and buybacks. The decrease in AOCI is primarily related to a $58.9 million negative valuation adjustment on the available-for-sale securities portfolio. The Company also completed the repurchase of 793,166 common shares for $24.2 million during the quarter. At March 31, 2022, 1,291,000 common shares remained available for repurchase under the Company’s existing repurchase program.

Dividend to be paid May 13

The Board of Directors declared a quarterly cash dividend of $0.30 per common share payable May 13, 2022, to shareholders of record at the close of business on May 6, 2022. The dividend represents an annual dividend of 4.2 percent based on the Premier common stock closing price on April 25, 2022. Premier has approximately 35,552,000 common shares outstanding.

Conference call

Premier will host a conference call at 11:00 a.m. ET on Wednesday, April 27, 2022, to discuss the earnings results and business trends. The conference call may be accessed by calling 1-844-200-6205 and using access code 737994. Internet access to the call is also available (in listen-only mode) at the following URL: https://events.q4inc.com/attendee/811820392. The webcast replay of the conference call will be available at www.PremierFinCorp.com for one year.

About Premier Financial Corp.

Premier Financial Corp. (Nasdaq: PFC), headquartered in Defiance, Ohio, is the holding company for Premier Bank and First Insurance Group. Premier Bank, headquartered in Youngstown, Ohio, operates 75 branches and 12 loan offices in Ohio, Michigan, Indiana, Pennsylvania and West Virginia (West Virginia office operates as Home Savings Bank) and serves clients through a team of wealth professionals dedicated to each community banking branch. First Insurance Group is a full-service insurance agency with ten offices in Ohio. For more information, visit the company’s website at PremierFinCorp.com.

Financial Statements and Highlights Follow-

Safe Harbor Statement

This document may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements may include, but are not limited to, statements regarding projections, forecasts, goals and plans of Premier Financial Corp. and its management, future movements of interests, loan or deposit production levels, future credit quality ratios, future strength in the market area, and growth projections. These statements do not describe historical or current facts and may be identified by words such as “intend,” “intent,” “believe,” “expect,” “estimate,” “target,” “plan,” “anticipate,” or similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” “can,” or similar verbs. There can be no assurances that the forward-looking statements included in this presentation will prove to be accurate. In light of the significant uncertainties in the forward-looking statements, the inclusion of such information should not be regarded as a representation by Premier or any other persons, that our objectives and plans will be achieved. Forward-looking statements involve numerous risks and uncertainties, any one or more of which could affect Premier’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. These risks and uncertainties include, but not limited to: impacts from the novel coronavirus (COVID-19) pandemic on the economy, financial markets, our customers, and our business and results of operation; changes in interest rates; disruptions in the mortgage market; risks and uncertainties inherent in general and local banking, insurance and mortgage conditions; political uncertainty; uncertainty in U.S. fiscal or monetary policy; uncertainty concerning or disruptions relating to tensions surrounding the current socioeconomic landscape; competitive factors specific to markets in which Premier operates; increasing competition for financial products from other financial institutions and nonbank financial technology companies; legislative or regulatory rulemaking or actions; capital market conditions; security breaches or unauthorized disclosure of confidential customer or Company information; interruptions in the effective operation of information and transaction processing systems of Premier or Premier’s vendors and service providers; failures or delays in integrating or adopting new technology; the impact of the cessation of LIBOR interest rates and implementation of a replacement rate; and other risks and uncertainties detailed from time to time in our Securities and Exchange Commission (SEC) filings, including our Annual Report on Form 10-K for the year ended December 31, 2021 and any further amendments thereto. All forward-looking statements made in this presentation are based on information presently available to the management of Premier and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law. As required by U.S. GAAP, Premier will evaluate the impact of subsequent events through the issuance date of its March 31, 2022, consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Premier to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

Non-GAAP Reporting Measures

We believe that net income, as defined by U.S. GAAP, is the most appropriate earnings measurement. However, we consider core net income and core pre-tax pre-provision income to be useful supplemental measures of our operating performance. We define core net income as net income excluding the after-tax impact of acquisition related charges. We define core pre-tax pre-provision income as pre-tax pre-provision income excluding the pre-tax impact of acquisition related charges. We believe that these metrics are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the Company between periods or as compared to other financial institutions or other companies on a consistent basis without having to account for one-time acquisition related charges. Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other financial institutions or other companies. Please see the exhibits for reconciliations of our supplemental reporting measures.

Consolidated Balance Sheets (Unaudited)
Premier Financial Corp.

	March 31,	December 31,
(in thousands)	2022	2021

Assets
Cash and cash equivalents
Cash and amounts due from depository institutions	$62,083	$54,858
Interest-bearing deposits	91,683	106,708
	153,766	161,566

Available-for sale, carried at fair value	1,219,365	1,206,260
Trading securities, carried at fair value	13,454	14,097
Securities investments	1,232,819	1,220,357

Loans	5,388,331	5,296,168
Allowance for credit losses - loans	(67,195)	(66,468)
Loans, net	5,321,136	5,229,700
Loans held for sale	153,498	162,947
Mortgage servicing rights	20,715	19,538
Accrued interest receivable	21,765	20,767
Federal Home Loan Bank stock	15,332	11,585
Bank Owned Life Insurance	167,763	166,767
Office properties and equipment	54,684	55,602
Real estate and other assets held for sale	253	171
Goodwill	317,948	317,948
Core deposit and other intangibles	22,691	24,129
Other assets	108,510	90,325
Total Assets	$7,590,880	$7,481,402

Liabilities and Stockholders’ Equity
Non-interest-bearing deposits	$1,733,157	$1,724,772
Interest-bearing deposits	4,584,078	4,557,279
Total deposits	6,317,235	6,282,051
Advances from FHLB	150,000	-
Notes payable and other interest-bearing liabilities	-	-
Subordinated debentures	85,008	84,976
Advance payments by borrowers for tax and insurance	20,332	24,716
Reserve for credit losses - unfunded commitments	5,340	5,031
Other liabilities	69,669	61,132
Total Liabilities	6,647,584	6,457,906
Stockholders’ Equity
Preferred stock	-	-
Common stock, net	306	306
Additional paid-in-capital	691,350	691,132
Accumulated other comprehensive income (loss)	(75,497)	(3,428)
Retained earnings	459,087	443,517
Treasury stock, at cost	(131,950)	(108,031)
Total Stockholders’ Equity	943,296	1,023,496
Total Liabilities and Stockholders’ Equity	$7,590,880	$7,481,402

Consolidated Statements of Income (Unaudited)
Premier Financial Corp.
	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2022	2021
Interest Income:
Loans	$55,241	$57,565
Investment securities	5,479	3,682
Interest-bearing deposits	46	66
FHLB stock dividends	59	59
Total interest income	60,825	61,372
Interest Expense:
Deposits	2,222	4,164
FHLB advances and other	13	-
Subordinated debentures	696	695
Notes Payable	-	-
Total interest expense	2,931	4,859
Net interest income	57,894	56,513
Provision (benefit) for credit losses - loans	626	(7,514)
Provision (benefit) for credit losses - unfunded commitments	309	551
Total provision (benefit) for credit losses	935	(6,963)
Net interest income after provision	56,959	63,476
Non-interest Income:
Service fees and other charges	6,000	5,469
Mortgage banking income	4,252	10,533
Gain on sale of non-mortgage loans	-	-
Gain (loss) on sale of available for sale securities	-	516
Gain (loss) on trading securities	(643)	1,610
Insurance commissions	4,639	4,882
Wealth management income	1,477	1,757
Income from Bank Owned Life Insurance	996	1,168
Other non-interest income	150	340
Total Non-interest Income	16,871	26,275
Non-interest Expense:
Compensation and benefits	25,541	21,997
Occupancy	3,700	4,112
FDIC insurance premium	593	898
Financial institutions tax	1,191	1,190
Data processing	3,335	3,382
Amortization of intangibles	1,438	1,623
Acquisition related charges	-	-
Other non-interest expense	5,505	5,601
Total Non-interest Expense	41,303	38,803
Income (loss) before income taxes	32,527	50,948
Income tax expense (benefit)	6,170	9,952
Net Income (Loss)	$26,357	$40,996

Earnings (loss) per common share:
Basic	$0.73	$1.10
Diluted	$0.73	$1.10

Average Shares Outstanding:
Basic	35,978	37,293
Diluted	36,090	37,357

Premier Financial Corp.
Financial Summary and Comparison (Unaudited)
	Three Months Ended
	March 31,
(dollars in thousands, except per share data)	2022	2021	% change
Summary of Operations

Tax-equivalent interest income (2)	$61,054	$61,609	(0.9)
Interest expense	2,931	4,859	(39.7)
Tax-equivalent net interest income (2)	58,123	56,750	2.4
Provision (benefit) for credit losses	935	(6,963)	(113.4)
Investment securities gains (losses)	(643)	2,126	NM
Non-interest income (excluding securities gains/losses)	17,514	24,149	(27.5)
Non-interest expense	41,303	38,803	6.4
Income tax expense (benefit)	6,170	9,952	(38.0)
Net income (loss)	26,357	40,996	(35.7)
Tax equivalent adjustment (2)	229	237	(3.4)
At Period End
Assets	7,590,880	7,530,462	0.8
Earning assets	6,881,663	6,852,357	0.4
Loans	5,388,331	5,459,683	(1.3)
Allowance for credit losses - loans	67,195	74,754	(10.1)
Deposits	6,317,235	6,351,919	(0.5)
Stockholders’ equity	943,296	998,186	(5.5)
Goodwill and intangibles	340,639	346,662	(1.7)
Tangible equity (1)	602,657	651,524	(7.5)
Average Balances
Assets	7,541,414	7,338,886	2.8
Earning assets	6,754,862	6,611,343	2.2
Loans	5,382,825	5,629,715	(4.4)
Deposits and interest-bearing liabilities	6,415,483	6,275,160	2.2
Deposits	6,314,217	6,190,292	2.0
Stockholders’ equity	1,033,816	972,653	6.3
Stockholders’ equity / assets	13.71%	13.25%	3.5
Per Common Share Data
Net Income (Loss)
Basic	$0.73	$1.10	(33.6)
Diluted	0.73	1.10	(33.6)
Dividends Paid	0.30	0.24	25.0
Market Value:
High	$32.52	$35.90	(9.4)
Low	28.58	22.23	28.6
Close	30.33	33.26	(8.8)
Common Book Value	26.48	26.78	(1.1)
Tangible Common Book Value (1)	16.92	17.48	(3.2)
Shares outstanding, end of period (000s)	35,621	37,275	(4.4)
Performance Ratios (annualized)
Tax-equivalent net interest margin (2)	3.44%	3.43%	0.3
Return on average assets	1.42%	2.27%	(37.4)
Return on average equity	10.34%	17.09%	(39.5)
Return on average tangible equity	15.44%	26.60%	(42.0)
Efficiency ratio (3)	54.61%	47.96%	13.8
Effective tax rate	18.97%	19.53%	(2.9)
Dividend payout ratio	41.10%	21.82%	88.4

(1) Tangible common book value = total stockholders' equity less the sum of goodwill, core deposit and other intangibles, and preferred stock divided by shares outstanding at the end of the period.
(2) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 21%.

(3) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains or losses, net.
NM Percentage change not meaningful

Premier Financial Corp.
Yield Analysis
	Three Months Ended December 31,
	(dollars in thousands)
	2022			2021
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$5,382,825	$55,248	4.11%	$5,629,715	$57,579	4.09%
Securities	1,250,321	5,701	1.82%	823,986	3,905	1.90%	(3)
Interest Bearing Deposits	109,757	46	0.17%	145,658	66	0.18%
FHLB stock	11,959	59	1.97%	11,984	59	1.97%
Total interest-earning assets	6,754,862	61,054	3.62%	6,611,343	61,609	3.73%
Non-interest-earning assets	786,552			727,543
Total assets	$7,541,414			$7,338,886
Deposits and Interest-bearing liabilities:
Interest bearing deposits	$4,600,801	$2,222	0.19%	$4,546,272	$4,164	0.37%
FHLB advances and other	16,278	13	0.32%	-	-	0.00%
Subordinated debentures	84,988	696	3.28%	84,868	695	3.28%
Notes payable	-	-	-	-	-	-
Total interest-bearing liabilities	4,702,067	2,931	0.25%	4,631,140	4,859	0.42%
Non-interest bearing deposits	1,713,416	-	-	1,644,020	-	-
Total including non-interest-bearing deposits	6,415,483	2,931	0.18%	6,275,160	4,859	0.31%
Other non-interest-bearing liabilities	92,115			91,073
Total liabilities	6,507,598			6,366,233
Stockholders' equity	1,033,816			972,653
Total liabilities and stockholders' equity	$7,541,414			$7,338,886
Net interest income; interest rate spread		$58,123	3.37%		$56,750	3.31%
Net interest margin (4)			3.44%			3.43%
Average interest-earning assets to average interest bearing liabilities			144%			143%
	% increase
Net interest income (1)	2.4%	$58,123			$56,750
Less: PPP income		(3,641)			(5,021)
Less: Purchase accounting marks accretion		(737)			(1,753)
Core net interest income	7.5%	$53,745			$49,976

	Three Months Ended March 31,
	(dollars in thousands)
	2022	2021
Mortgage Banking Summary
Revenue from sales and servicing of mortgage loans:
Mortgage banking gains, net	$2,543	$5,640
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	1,879	1,917
Amortization of mortgage servicing rights	(1,403)	(2,344)
Mortgage servicing rights valuation adjustments	1,233	5,320
	1,709	4,893
Total revenue from sale and servicing of mortgage loans	$4,252	$10,533

Mortgage servicing rights:

Balance at beginning of period	$22,244	$21,666
Loans sold, servicing retained	1,348	2,374
Mortgage servicing rights acquired	-	-
Amortization	(1,403)	(2,344)
Carrying value before valuation allowance at end of period	22,189	21,696
Valuation allowance:
Balance at beginning of period	(2,707)	(8,513)
Impairment recovery (charges)	1,233	5,320
Balance at end of period	(1,474)	(3,193)
Net carrying value at end of period	$20,715	$18,503

(1) Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 21%.

(2) Annualized.
(3) Securities yield = annualized interest income divided by the average balance of securities, excluding average unrealized gains/losses.
(4) Net interest margin is tax equivalent net interest income divided by average interest-earning assets.

Premier Financial Corp.
Selected Quarterly Information

(dollars in thousands, except per share data)	1st Qtr 2022	4th Qtr 2021	3rd Qtr 2021	2nd Qtr 2021	1st Qtr 2021
Summary of Operations
Tax-equivalent interest income (1)	$61,054	$60,740	$61,117	$61,134	$61,609
Interest expense	2,931	3,288	3,826	4,245	4,859
Tax-equivalent net interest income (1)	58,123	57,452	57,291	56,889	56,750
Provision (benefit) for credit losses	935	2,009	1,820	(3,919)	(6,963)
Investment securities gains (losses)	(643)	1,132	253	661	2,126
Non-interest income (excluding securities gains/losses)	17,514	16,692	18,061	16,884	24,149
Non-interest expense	41,303	41,733	39,045	38,375	38,803
Income tax expense (benefit)	6,170	5,974	6,124	8,323	9,952
Net income (loss)	26,357	25,310	28,360	31,385	40,996
Tax equivalent adjustment (1)	229	250	256	270	237
At Period End
Total assets	$7,590,880	$7,481,402	$7,468,318	$7,593,720	$7,530,462
Earning assets	6,881,663	6,797,765	6,774,307	6,920,008	6,852,357
Loans	5,388,331	5,296,168	5,269,566	5,348,400	5,459,683
Allowance for loan losses	67,195	66,468	73,217	71,367	74,754
Deposits	6,317,235	6,282,051	6,248,658	6,291,459	6,351,919
Stockholders’ equity	943,296	1,023,496	1,031,869	1,027,703	998,186
Stockholders’ equity / assets	12.43%	13.68%	13.82%	13.53%	13.26%
Goodwill	317,948	317,948	317,948	317,948	317,948
Average Balances
Total assets	$7,541,414	$7,510,397	$7,529,100	$7,549,531	$7,338,886
Earning assets	6,754,862	6,736,250	6,773,021	6,806,275	6,611,343
Loans	5,382,825	5,356,113	5,416,696	5,495,782	5,629,715
Deposits and interest-bearing liabilities	6,415,483	6,386,341	6,422,455	6,454,731	6,275,160
Deposits	6,314,217	6,301,384	6,317,229	6,339,673	6,190,292
Stockholders’ equity	1,033,816	1,035,717	1,020,206	1,006,757	972,653
Stockholders’ equity / assets	13.71%	13.79%	13.55%	13.34%	13.25%
Per Common Share Data
Net Income (Loss):
Basic	$0.73	$0.69	$0.76	$0.84	$1.10
Diluted	0.73	0.69	0.76	0.84	1.10
Dividends Paid	0.30	0.28	0.27	0.26	0.24
Market Value:
High	$32.52	$34.00	$32.72	$33.97	$35.90
Low	28.58	28.75	25.80	27.76	22.23
Close	30.33	30.91	31.84	28.41	33.26
Common Book Value	26.48	28.13	27.90	27.64	26.78
Shares outstanding, end of period (000s)	35,621	36,384	36,978	37,178	37,275
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.44%	3.41%	3.38%	3.34%	3.43%
Return on average assets	1.42%	1.34%	1.49%	1.67%	2.27%
Return on average equity	10.34%	9.70%	11.03%	12.50%	17.09%
Return on average tangible equity	15.44%	14.49%	16.65%	19.05%	26.60%
Efficiency ratio (2)	54.61%	56.29%	51.82%	52.02%	47.96%
Effective tax rate	18.97%	19.10%	17.76%	20.96%	19.53%
Common dividend payout ratio	41.10%	40.58%	35.53%	30.95%	21.82%

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains or losses, net.

Premier Financial Corp.
Selected Quarterly Information

(dollars in thousands, except per share data)	1st Qtr 2022	4th Qtr 2021	3rd Qtr 2021	2nd Qtr 2021	1st Qtr 2021
Loan Portfolio Composition
One to four family residential real estate	$1,222,057	$1,167,466	$1,129,877	$1,138,433	$1,168,559
Construction	883,712	862,815	885,586	830,822	749,190
Commercial real estate	2,495,469	2,450,349	2,389,759	2,405,653	2,402,067
Commercial	910,553	895,638	952,729	1,051,972	1,172,910
Consumer finance	132,294	126,417	125,163	118,526	117,539
Home equity and improvement	261,176	264,354	264,140	261,842	257,764
Total loans	5,905,261	5,767,039	5,747,254	5,807,248	5,868,029
Less:
Undisbursed loan funds	525,545	477,890	481,434	458,156	405,983
Deferred loan origination fees	(8,615)	(7,019)	(3,746)	692	2,363
Allowance for credit losses - loans	67,195	66,468	73,217	71,367	74,754
Net Loans	$5,321,136	$5,229,700	$5,196,349	$5,277,033	$5,384,929

PPP loans	18,660	58,906	143,949	287,229	443,782
Core commercial loans (1)	3,647,783	3,550,385	3,461,893	3,424,698	3,388,666
Core loans (1)	5,369,671	5,237,262	5,125,617	5,061,171	5,015,901

Allowance for credit losses - loans
Beginning allowance	$66,468	$73,217	$71,367	$74,754	$82,079
Provision (benefit) for credit losses - loans	626	2,816	1,594	(3,631)	(7,514)
Net recoveries (charge-offs)	101	(9,565)	256	244	189
Ending allowance	$67,195	$66,468	$73,217	$71,367	$74,754

Credit Quality
Total non-performing loans (2)	$47,298	$48,014	$59,865	$41,296	$49,298
Real estate owned (REO)	253	171	261	45	53
Total non-performing assets (3)	$47,551	$48,185	$60,126	$41,341	$49,351
Net charge-offs (recoveries)	(101)	9,565	(256)	(244)	(189)

Restructured loans, accruing (4)	6,287	7,768	6,503	5,939	6,068

Allowance for credit losses - loans / loans	1.25%	1.26%	1.39%	1.33%	1.37%
Allowance for credit losses - loans / non-performing assets	141.31%	137.94%	121.77%	172.63%	151.47%
Allowance for credit losses - loans / non-performing loans	142.07%	138.43%	122.30%	172.82%	151.64%
Non-performing assets / loans plus REO	0.88%	0.91%	1.14%	0.77%	0.90%
Non-performing assets / total assets	0.63%	0.64%	0.81%	0.54%	0.66%
Net charge-offs / average loans (annualized)	-0.01%	0.71%	-0.02%	-0.02%	-0.01%
Net charge-offs / average loans LTM	0.17%	0.16%	0.00%	0.06%	0.05%

Deposit Balances
Non-interest-bearing demand deposits	$1,733,157	$1,724,772	$1,618,769	$1,649,664	$1,728,895
Interest-bearing demand deposits and money market	3,029,260	2,952,705	2,962,032	2,890,769	2,806,271
Savings deposits	830,143	804,451	786,929	777,862	761,899
Retail time deposits less than $250	586,967	636,477	692,224	720,317	842,624
Retail time deposits greater than $250	137,708	163,646	188,704	252,847	212,230
Total deposits	$6,317,235	$6,282,051	$6,248,658	$6,291,459	$6,351,919

 (1) Core loans represents total loans excluding undisbursed loan funds, deferred loan origination fees and PPP loans. Core commercial loans represents total commercial real estate, commercial and commercial construction excluding commercial undisbursed loan funds, deferred loan origination fees and PPP loans.

(2) Non-performing loans consist of non-accrual loans.
(3) Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.
(4) Accruing restructured loans are loans with known credit problems that are not contractually past due and therefore are not included in non-performing loans.

Premier Financial Corp.

Loan Delinquency Information
(dollars in thousands)	Total Balance	Current	30 to 89 days past due	% of Total	Non Accrual Loans	% of Total

March 31, 2022
One to four family residential real estate	$1,222,057	$1,206,560	$3,843	0.3%	$11,654	1.0%
Construction	883,712	883,712	-	0.0%	-	0.0%
Commercial real estate	2,495,469	2,480,656	181	0.0%	14,632	0.6%
Commercial	910,553	894,923	18	0.0%	15,612	1.7%
Consumer finance	132,294	127,856	2,214	1.7%	2,224	1.7%
Home equity and improvement	261,176	256,667	1,333	0.5%	3,176	1.2%
Total loans	$5,905,261	$5,850,374	$7,589	0.1%	$47,298	0.8%

December 31, 2021
One to four family residential real estate	$1,167,466	$1,149,333	$6,212	0.5%	$11,921	1.0%
Construction	862,815	861,326	1,489	0.2%	-	0.0%
Commercial real estate	2,450,349	2,435,491	15	0.0%	14,843	0.6%
Commercial	895,638	879,521	76	0.0%	16,041	1.8%
Consumer finance	126,417	122,361	2,023	1.6%	2,033	1.6%
Home equity and improvement	264,354	258,661	2,517	1.0%	3,176	1.2%
Total loans	$5,767,039	$5,706,693	$12,332	0.2%	$48,014	0.8%

March 31, 2021
One to four family residential real estate	$1,168,559	$1,150,194	$5,622	0.5%	$12,743	1.1%
Construction	749,190	748,362	584	0.1%	244	0.0%
Commercial real estate	2,402,067	2,379,138	222	0.0%	22,707	0.9%
Commercial	1,172,910	1,164,587	298	0.0%	8,025	0.7%
Consumer finance	117,539	114,214	1,424	1.2%	1,901	1.6%
Home equity and improvement	257,764	252,732	1,354	0.5%	3,678	1.4%
Total loans	$5,868,029	$5,809,227	$9,504	0.2%	$49,298	0.8%

Loan Risk Ratings Information
(dollars in thousands)	Total Balance	Pass Rated	Special Mention	% of Total	Classified	% of Total

March 31, 2022
One to four family residential real estate	$1,209,537	$1,198,311	$1,295	0.1%	$9,931	0.8%
Construction	883,712	883,712	-	0.0%	-	0.0%
Commercial real estate	2,492,324	2,373,111	93,550	3.8%	25,663	1.0%
Commercial	901,957	869,615	20,558	2.3%	11,784	1.3%
Consumer finance	131,846	129,747	-	0.0%	2,099	1.6%
Home equity and improvement	258,041	255,883	-	0.0%	2,158	0.8%
PCD loans	27,844	19,110	98	0.4%	8,636	31.0%

Total loans	$5,905,261	$5,729,489	$115,501	2.0%	$60,271	1.0%

December 31, 2021
One to four family residential real estate	$1,154,070	$1,142,688	$1,316	0.1%	$10,066	0.9%
Construction	862,815	843,293	19,522	2.3%	-	0.0%
Commercial real estate	2,444,471	2,321,654	93,676	3.8%	29,141	1.2%
Commercial	886,472	857,905	14,815	1.7%	13,752	1.6%
Consumer finance	125,926	124,073	-	0.0%	1,853	1.5%
Home equity and improvement	260,948	258,914	-	0.0%	2,034	0.8%
PCD loans	32,337	19,547	101	0.3%	12,689	39.2%
Total loans	$5,767,039	$5,568,074	$129,430	2.2%	$69,535	1.2%

March 31, 2021
One to four family residential real estate	$1,154,141	$1,145,356	$1,173	0.1%	$7,612	0.7%
Construction	749,190	727,821	21,126	2.8%	243	0.0%
Commercial real estate	2,380,688	2,216,699	115,758	4.9%	48,231	2.0%
Commercial	1,156,948	1,108,381	25,400	2.2%	23,167	2.0%
Consumer finance	116,723	115,044	-	0.0%	1,679	1.4%
Home equity and improvement	253,049	250,944	-	0.0%	2,105	0.8%
PCD loans	57,290	23,956	1,748	3.1%	31,586	55.1%
Total loans	$5,868,029	$5,588,201	$165,205	2.8%	$114,623	2.0%